Exhibit 99.1

Itron Announces Second Quarter 2020 Financial Results and Provides Update on COVID-19

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--August 3, 2020--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its second quarter ended June 30, 2020. Key results for the quarter include (compared with the second quarter of 2019):

  Revenue of $510 million, compared with $635 million;
  Gross margin of 27.2%; compared with 30.1%;
  GAAP net loss of $(63) million, compared with net income of $19 million;
  GAAP loss per share of $(1.56), compared with GAAP diluted earnings per share (EPS) of $0.49;
  Non-GAAP diluted EPS of $0.03, compared with $0.87;
  Adjusted EBITDA of $31 million, compared with $73 million; and
  Total backlog of $2.9 billion, compared with $3.1 billion.

"In balance, I am pleased with our team's focus and execution this quarter during these unprecedented and challenging times," said Tom Deitrich, Itron's president and chief executive officer.

"In the second quarter, our continued commitment to our customers and aggressive actions to safely ensure our business continuity yielded results that were better than our expectations," continued Deitrich. "We remain confident in our ability to work through the near-term challenges presented by the COVID-19 pandemic as we make strides in our strategy and the long-term opportunities it can deliver."

Summary of Second Quarter Consolidated Financial Results
(All comparisons made are against the prior year period unless otherwise noted)

Revenue
Total second quarter revenue decreased 20% to $510 million, or 18%, excluding the impact of changes in foreign currency exchange rates.

Device Solutions revenue decreased 41%, Networked Solutions revenue decreased 9% and Outcomes revenue decreased 9%. The decreases were primarily due to COVID-19.

Gross Margin
Consolidated company gross margin of 27.2% decreased 290 basis points from the prior year due to COVID-19 induced manufacturing inefficiencies.

Operating Expenses and Operating Income
GAAP operating expenses of $184 million increased $36 million from the prior year due to a $57 million loss on sale of business in the current period related to the divestiture of our manufacturing and sales operations in Latin America. This sale was part of our operations strategy to move to a more asset light business model.

Non-GAAP operating expenses of $118 million decreased $10 million from the prior year primarily due to lower sales, general and administrative expenses.

GAAP operating loss of $(45) million was lower than the prior year due to lower gross profit and higher GAAP operating expenses. Non-GAAP operating income of $20 million decreased compared with the prior year due to lower gross profit.

Net Income (Loss) and Earnings (Loss) per Share
The net loss attributable to Itron, Inc. for the quarter was $(63) million, or $(1.56) per share, a decrease from net income of $19 million, or $0.49 per diluted share, in 2019. The decrease was driven by lower GAAP operating income in the current period and a higher GAAP effective tax rate due to the timing and mix of income by jurisdiction. The divestiture of the manufacturing and sales operations in Latin America was a non-cash loss of $57 million or a $1.42 per share negative impact.

Non-GAAP net income, which excludes certain charges including restructuring, acquisition and integration related expenses, corporate transition cost, amortization of intangible assets, loss on sale of business, amortization of debt placement fees and the income tax effect of those adjustments, was $1 million, or $0.03 per diluted share, compared with $35 million, or $0.87 per diluted share, in 2019. The COVID-19 virus had a negative impact on the second quarter results and was the primary driver in the lower year-over-year results.

Cash Flow
Net cash provided by operating activities was $7 million in the second quarter compared with $53 million in the same quarter of 2019. Free cash flow was $(10) million in the second quarter compared with $38 million in the prior year. The lower cash flow was due to lower profitability and an increase in working capital.

Other Measures
Total backlog was $2.9 billion and 12-month backlog was $1.3 billion, compared with $3.1 billion and $1.4 billion, respectively, in the prior year. Bookings in the quarter totaled $390 million.

COVID-19 Operational Update
We currently have all factories up and running with aggressive measures to drive safety across our entire operation. Our supply chain and logistics situation has stabilized. And while there have been intermittent shortages, none has been at sustained levels. We continue investments necessary for our long-term strategy and will continue to position ourselves to capture the growing need for technology and outcomes in our industry. Our teams have begun to re-enter some customer sites and help our customers plan for and in some cases resume deployments. To date there have been no order cancellations or issues with collections from our customers.

We are observing that utilities and municipalities are recovering at varying rates across the globe. Our customers' priority is supplying essential services to their communities and recovering from the impact of COVID-19. We see this impacting our business with reduced near-term demand and the delay of planned 2020 deployments into future quarters. We are aggressively managing our response in these unprecedented times by working closely with our customers to ensure alignment on their shipments, deployment schedules and ongoing operational activities. We will continue to keep tight controls on operating and capital expenditures and drive actions focused on improving margins as we continue our path toward our targeted “asset light” operating model. Our services remain essential to our customers and the need for our solutions will increase as they begin to get back to normal operations.

Insight for Second Half 2020
Due to the uncertainty of the impact of the COVID-19 pandemic, we suspended our full year 2020 guidance on May 4, 2020.

With this unique situation, we will provide some insight into the second half of 2020 based on the best information we have today.

Our current view of the second half of 2020 is consistent with comments made on our last earnings call. While we are seeing operating improvements in the second half of the year; we anticipate revenue and non-GAAP earnings per share to be on par with the first half of 2020, with neither quarter being larger than our first quarter performance. This also considers a higher non-GAAP, full year, effective tax rate of approximately 36% driven by an expected shift in the mix of income by jurisdiction. We anticipate the full year 2020 free cash flow to be positive, although at approximately half of our prior year’s performance.

Earnings Conference Call
Itron will host a conference call to discuss the financial results and guidance contained in this release at 5 p.m. EDT on Aug. 3, 2020. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Aug. 8, 2020. To access the telephone replay, dial 888-203-1112 or 719-457-0820 and enter passcode 1649295.

About Itron
Itron® enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is registered trademarks of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Cautionary Note Regarding Forward Looking Statements
This release contains, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical factors nor assurances of future performance. These statements are based on our expectations about, among others, revenues, operations, financial performance, earnings, liquidity, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. This document reflects our current strategy, plans and expectations and is based on information currently available as of the date of this release. When we use words such as "expect," "intend," "anticipate," "believe," "plan," “goal,” “seek,” "project," "estimate," "future," “strategy,” "objective," "may," “likely,” “should,” "will," "will continue," and similar expressions, including related to future periods, they are intended to identify forward-looking statements. Forward-looking statements rely on a number of assumptions and estimates. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Therefore, you should not rely on any of these forward-looking statements. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plan, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks, uncertainties caused by adverse economic conditions, including, without limitation those resulting from extraordinary events or circumstances such as the COVID-19 pandemic and other factors that are more fully described in Item 1A: “Risk Factors” included in our Annual Report on Form 10-K for the year ended Dec. 31, 2019 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

The impact caused by the ongoing COVID-19 pandemic includes uncertainty as to the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, impact on overall demand, impact on our customers’ businesses and workforce levels, disruptions of our business and operations, including the impact on our employees, limitations on, or closures of, our facilities, or the business and operations of our customers or suppliers. Our estimates and statements regarding the impact of COVID-19 are made in good faith to provide insight to our current and future operating and financial environment and any of these may materially change due to factors outside our control. For more information on risks associated with the COVID-19 pandemic, please see Itron’s updated risk in Part II, Item 1A, “Risk Factors” of our latest 10-Q filing with the SEC.

Non-GAAP Financial Information
To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Product revenues	$438,985	$566,047	$967,122	$1,110,897
Service revenues	70,609	68,990	140,887	138,716
Total revenues	509,594	635,037	1,108,009	1,249,613
Cost of revenues
Product cost of revenues	329,293	401,033	713,974	787,135
Service cost of revenues	41,784	42,790	83,952	84,001
Total cost of revenues	371,077	443,823	797,926	871,136
Gross profit	138,517	191,214	310,083	378,477

Operating expenses
Sales, general and administrative	69,538	88,259	150,036	180,974
Research and development	48,994	49,449	102,775	99,939
Amortization of intangible assets	11,140	16,117	22,305	32,090
Restructuring	(2,683)	(6,169)	(2,931)	1,093
Loss on sale of business	56,915	—	56,915	—
Total operating expenses	183,904	147,656	329,100	314,096

Operating income (loss)	(45,387)	43,558	(19,017)	64,381
Other income (expense)
Interest income	1,258	534	1,811	862
Interest expense	(11,684)	(13,496)	(22,961)	(27,031)
Other income (expense), net	(1,873)	(2,060)	(807)	(3,704)
Total other income (expense)	(12,299)	(15,022)	(21,957)	(29,873)

Income (loss) before income taxes	(57,686)	28,536	(40,974)	34,508
Income tax provision	(4,801)	(8,419)	(12,351)	(14,540)
Net income (loss)	(62,487)	20,117	(53,325)	19,968
Net income attributable to noncontrolling interests	315	671	793	2,429
Net income (loss) attributable to Itron, Inc.	$(62,802)	$19,446	$(54,118)	$17,539

Net income (loss) per common share - Basic	$(1.56)	$0.49	$(1.35)	$0.44
Net income (loss) per common share - Diluted	$(1.56)	$0.49	$(1.35)	$0.44

Weighted average common shares outstanding - Basic	40,216	39,389	40,130	39,523
Weighted average common shares outstanding - Diluted	40,216	39,686	40,130	39,875

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Product revenues
Device Solutions	$126,950	$214,589	$327,118	$433,158
Networked Solutions	300,351	333,422	615,788	647,772
Outcomes	11,684	18,036	24,216	29,967
Total Company	$438,985	$566,047	$967,122	$1,110,897

Service revenues
Device Solutions	$2,215	$3,134	$4,326	$6,320
Networked Solutions	24,129	22,494	49,537	44,571
Outcomes	44,265	43,362	87,024	87,825
Total Company	$70,609	$68,990	$140,887	$138,716

Total revenues
Device Solutions	$129,165	$217,723	$331,444	$439,478
Networked Solutions	324,480	355,916	665,325	692,343
Outcomes	55,949	61,398	111,240	117,792
Total Company	$509,594	$635,037	$1,108,009	$1,249,613

Gross profit
Device Solutions	$11,948	$41,590	$44,315	$81,506
Networked Solutions	108,323	126,243	230,073	253,311
Outcomes	18,246	23,381	35,695	43,660
Total Company	$138,517	$191,214	$310,083	$378,477

Operating income (loss)
Device Solutions	$(1,120)	$28,355	$17,078	$53,812
Networked Solutions	77,382	98,035	166,062	193,357
Outcomes	9,226	14,367	17,424	24,777
Corporate unallocated	(130,875)	(97,199)	(219,581)	(207,565)
Total Company	$(45,387)	$43,558	$(19,017)	$64,381

ITRON, INC.
METER AND MODULE SUMMARY

(Unaudited, Units in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Itron Endpoints
Standard endpoints	3,130	5,570	8,520	11,040
Networked endpoints	4,190	4,260	8,090	8,240
Total endpoints	7,320	9,830	16,610	19,280

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)	June 30, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$544,823	$149,904
Accounts receivable, net	411,200	472,925
Inventories	226,564	227,896
Other current assets	172,241	146,526
Total current assets	1,354,828	997,251

Property, plant, and equipment, net	216,319	233,228
Deferred tax assets, net	57,835	63,899
Other long-term assets	45,610	44,686
Operating lease right-of-use assets, net	78,777	79,773
Intangible assets, net	157,125	185,097
Goodwill	1,101,648	1,103,907
Total assets	$3,012,142	$2,707,841

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$240,221	$328,128
Other current liabilities	63,429	63,785
Wages and benefits payable	106,215	119,220
Taxes payable	19,878	22,193
Current portion of debt	14,063	—
Current portion of warranty	33,039	38,509
Unearned revenue	124,834	99,556
Total current liabilities	601,679	671,391

Long-term debt, net	1,320,004	932,482
Long-term warranty	11,718	14,732
Pension benefit obligation	99,184	98,712
Deferred tax liabilities, net	1,794	1,809
Operating lease liabilities	69,337	68,919
Other long-term obligations	105,557	118,981
Total liabilities	2,209,273	1,907,026

Equity
Common stock	1,376,134	1,357,600
Accumulated other comprehensive loss, net	(167,827)	(204,672)
Accumulated deficit	(430,508)	(376,390)
Total Itron, Inc. shareholders' equity	777,799	776,538
Noncontrolling interests	25,070	24,277
Total equity	802,869	800,815
Total liabilities and equity	$3,012,142	$2,707,841

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)	Six Months Ended June 30,
	2020	2019
Operating activities
Net income (loss)	$(53,325)	$19,968
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	48,230	57,068
Non-cash operating lease expense	9,909	9,481
Stock-based compensation	15,581	13,783
Amortization of prepaid debt fees	2,013	2,402
Deferred taxes, net	5,904	2,076
Loss on sale of business	56,915	—
Restructuring, non-cash	(1,146)	(5,295)
Other adjustments, net	287	(3,471)
Changes in operating assets and liabilities
Accounts receivable	52,031	(29,121)
Inventories	(16,529)	(9,202)
Other current assets	(7,861)	(14,413)
Other long-term assets	(3,919)	6,616
Accounts payable, other current liabilities, and taxes payable	(76,144)	(2,801)
Wages and benefits payable	(11,145)	13,484
Unearned revenue	23,099	14,961
Warranty	(8,417)	(3,270)
Other operating, net	(9,697)	5,797
Net cash provided by operating activities	25,786	78,063

Investing activities
Net payments related to the sale of business	(3,630)	—
Acquisitions of property, plant, and equipment	(29,049)	(26,511)
Other investing, net	3,520	9,773
Net cash used in investing activities	(29,159)	(16,738)

Financing activities
Proceeds from borrowings	400,000	50,000
Payments on debt	—	(72,188)
Issuance of common stock	4,183	4,001
Repurchase of common stock	—	(25,000)
Prepaid debt fees	(184)	(175)
Other financing, net	(2,036)	(3,165)
Net cash provided by (used in) financing activities	401,963	(46,527)

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(3,671)	727
Increase in cash, cash equivalents, and restricted cash	394,919	15,525
Cash, cash equivalents, and restricted cash at beginning of period	149,904	122,328
Cash, cash equivalents, and restricted cash at end of period	$544,823	$137,853

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, free cash flow, and constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures, please see the table captioned "Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures".

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges, such as acquisition and integration related expenses, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income – We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, loss on sale of business, corporate transition cost, acquisition and integration, and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, loss on sale of business, corporate transition cost, acquisition and integration, and goodwill impairment. Acquisition and integration related expenses include costs, which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods, expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, restructuring, loss on sale of business, corporate transition cost, acquisition and integration, goodwill impairment, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

For interim periods, beginning the first quarter of 2019, the budgeted annual effective tax rate (AETR) is used, adjusted for any discrete items, as defined in ASC 740 - Income Taxes. The budgeted AETR is determined at the beginning of the fiscal year. The AETR is revised throughout the year based on changes to our full-year forecast. If the revised AETR increases or decreases by 200 basis points or more from the budgeted AETR due to changes in the full-year forecast during the year, the revised AETR is used in place of the budgeted AETR beginning with the quarter the 200 basis point threshold is exceeded and going forward for all subsequent interim quarters in the year. We continue to assess the AETR based on latest forecast throughout the year and use the most recent AETR anytime it increases or decreases by 200 basis points or more from the prior interim period.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible assets, restructuring, loss on sale of business, corporate transition cost, acquisition and integration related expense, goodwill impairment and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income (loss).

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency – We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from local currencies into U.S. dollars for financial reporting purposes. We also use the term "constant currency," which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period's results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$183,904	$147,656	$329,100	$314,096
Amortization of intangible assets	(11,140)	(16,117)	(22,305)	(32,090)
Restructuring	2,683	6,169	2,931	(1,093)
Loss on sale of business	(56,915)	—	(56,915)	—
Corporate transition cost	(7)	(473)	33	(1,556)
Acquisition and integration related expense	(338)	(9,194)	(1,610)	(20,759)
Non-GAAP operating expenses	$118,187	$128,041	$251,234	$258,598

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$(45,387)	$43,558	$(19,017)	$64,381
Amortization of intangible assets	11,140	16,117	22,305	32,090
Restructuring	(2,683)	(6,169)	(2,931)	1,093
Loss on sale of business	56,915	—	56,915	—
Corporate transition cost	7	473	(33)	1,556
Acquisition and integration related expense	338	9,194	1,610	20,759
Non-GAAP operating income	$20,330	$63,173	$58,849	$119,879

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss) attributable to Itron, Inc.	$(62,802)	$19,446	$(54,118)	$17,539
Amortization of intangible assets	11,140	16,117	22,305	32,090
Amortization of debt placement fees	963	1,159	1,926	2,315
Restructuring	(2,683)	(6,169)	(2,931)	1,093
Loss on sale of business	56,915	—	56,915	—
Corporate transition cost	7	473	(33)	1,556
Acquisition and integration related expense	338	9,194	1,610	20,759
Income tax effect of non-GAAP adjustments	(2,552)	(5,620)	(1,379)	(12,862)
Non-GAAP net income attributable to Itron, Inc.	$1,326	$34,600	$24,295	$62,490

Non-GAAP diluted EPS	$0.03	$0.87	$0.60	$1.57

Non-GAAP weighted average common shares outstanding - Diluted	40,488	39,686	40,481	39,875

ADJUSTED EBITDA
GAAP net income (loss) attributable to Itron, Inc.	$(62,802)	$19,446	$(54,118)	$17,539
Interest income	(1,258)	(534)	(1,811)	(862)
Interest expense	11,684	13,496	22,961	27,031
Income tax provision	4,801	8,419	12,351	14,540
Depreciation and amortization	24,199	28,641	48,230	57,068
Restructuring	(2,683)	(6,169)	(2,931)	1,093
Loss on sale of business	56,915	—	56,915	—
Corporate transition cost	7	473	(33)	1,556
Acquisition and integration related expense	338	9,194	1,610	20,759
Adjusted EBITDA	$31,201	$72,966	$83,174	$138,724

FREE CASH FLOW
Net cash provided by operating activities	$6,892	$53,139	$25,786	$78,063
Acquisitions of property, plant, and equipment	(16,447)	(15,096)	(29,049)	(26,511)
Free Cash Flow	$(9,555)	$38,043	$(3,263)	$51,552

Contacts

Itron, Inc.
Kenneth P. Gianella
Vice President, Investor Relations
(669) 770-4643

Rebecca Hussey
Manager, Investor Relations
(509) 891-3574